SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 9, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events

A.  Additional Proposed Decisions Regarding Proposed Settlement Agreement

          On December 4, 2003, three members of the California Public Utilities Commission (CPUC) each issued an alternate proposed decision for consideration by the CPUC regarding the proposed settlement agreement (Settlement Agreement) announced in June 2003 by PG&E Corporation, its subsidiary, Pacific Gas and Electric Company (Utility), and the CPUC staff to jointly support a new plan of reorganization of the Utility (Settlement Plan).  The Settlement Plan has been submitted for confirmation to the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) where the Utility’s proceeding commenced under Chapter 11 of the U.S. Bankruptcy Code is pending.

          The alternate proposed decisions (referred to as the Wood Alternate, the Brown Alternate, and the Lynch Alternate, respectively) are in addition to the proposed decision issued by a CPUC administrative law judge (the ALJ’s proposed decision) and the two alternate proposed decisions that were issued by the President of the CPUC as alternates to the ALJ’s proposed decision (Peevey Alternate 1 and Peevey Alternate 2) on November 18, 2003.  (The ALJ’s proposed decision and the Peevey Alternates 1 and 2 were described in a Form 8-K filed by PG&E Corporation and the Utility with the Securities and Exchange Commission on November 20, 2003.)  Comments by all parties on the Brown, Lynch and Wood Alternates are due by December 11, 2003.  To become effective, among other conditions, the Settlement Agreement must be entered into by the CPUC by December 31, 2003.  The CPUC is scheduled to consider all six proposed decisions at its regular meeting to be held on December 18, 2003.  The CPUC may accept, reject or modify any proposed or alternate decision.  PG&E Corporation and the Utility are unable to predict the outcome of this matter.

          Each of the Wood, Brown and Lynch Alternates would modify the key economic, financial and legal provisions of the Settlement Agreement.  Among other proposed modifications, each would:

Require the Utility and PG&E Corporation to forego or waive recovery of amounts ranging from $400 million to $2.3 billion otherwise recoverable under the Settlement Agreement, in addition to the Utility’s waiver and release of existing claims of approximately $4.6 billion under the Settlement Agreement.

Conclude that the CPUC does not have authority to enter into a settlement agreement that would bind itself for an unlimited period of time.  The Wood and Brown Alternates would find that the CPUC can bind itself for a limited period of time, not to exceed four years in the case of the Wood Alternate or five years in the case of the Brown Alternate.  As a result of this finding, the Wood Alternate and the Brown Alternate would limit the term of the modified settlement agreement (including the provisions regarding enforceability and capital structure) and reduce the amortization period of the regulatory asset provided in the alternates, to four years under the Wood Alternate and five years under the Brown Alternate, except that all rights that vest under the Settlement Agreement would survive such termination.  (The Lynch Alternate, like the ALJ’s proposed decision, would find that the CPUC does not have the authority to bind itself in fixing just and reasonable rates, but, like the ALJ’s proposed decision, would state that the CPUC intends that all future Commissions should recognize and give all possible consideration and weight to the fact that the modified settlement agreement has been approved based upon the expectations and reasonable reliance of the parties and the CPUC that all of its terms and conditions would remain in effect for the full term of the agreement and would be implemented by future Commissions.)

The Brown and Wood Alternates provide less of an immediate rate reduction when a plan of reorganization is implemented than the estimated amount provided under the Settlement Agreement.  The Brown and Wood Alternates estimate that they would provide $400 million and $230 million in immediate rate reduction, respectively, compared to the $670 million estimate for the Settlement Agreement.  The Lynch Alternate would not provide any immediate rate reduction until after the Utility has completed recovery of Commissioner Lynch’s estimate of the Utility’s net undercollection at December 31, 2003 of $1.95 billion that she predicts would allow the Utility to exit from Chapter 11 in the first quarter of 2005.

Modify the Settlement Agreement’s provision regarding the mutual release of claims by the CPUC and PG&E Corporation to clarify that the CPUC’s release of PG&E Corporation does not extend to the claims brought by the California Attorney General and the City and County of San Francisco against PG&E Corporation under Section 17200 of the California Business and Professions Code for unfair business practices.

Further, the Brown, Wood and Lynch Alternates would:

Like the ALJ’s proposed decision and the Peevey Alternate 2, delete the Settlement Agreement provisions restricting the CPUC’s authority to restrict the ability of the boards of directors of either the Utility or PG&E Corporation to declare and pay dividends or repurchase common stock, other than the capital structure and stand-alone dividend conditions contained in prior CPUC decisions authorizing the formation of PG&E Corporation.

Like the ALJ’s proposed decision and the Peevey Alternate 2, delete the phrase “notwithstanding any contrary state law” from the provisions which state that the Settlement Agreement, the Settlement Plan, and the confirmation order would be enforceable in accordance with federal law, notwithstanding any contrary state law.  Like the ALJ’s proposed decision and the Peevey Alternate 2, the Wood and Brown Alternates explain that the CPUC can only enter into a settlement agreement if it is consistent with state law, and that the phrase is therefore irrelevant.  The Lynch Alternate would delete these provisions entirely.

Like the Peevey Alternate 2, clarify the provision committing the CPUC to act to facilitate and maintain investment grade credit ratings for the Utility.  The Wood Alternate and the Brown Alternate would clarify that this provision would be interpreted so that the CPUC would not be obligated to guarantee such a credit rating when there are other causes, besides the CPUC’s actions (e.g., the Utility’s imprudent conduct resulting in a disallowance), which are responsible for any threats to the Utility’s investment grade credit rating.  The Lynch Alternate would delete this provision entirely.

Like the ALJ’s proposed decision and the Peevey Alternate 2, the Wood Alternate, the Brown Alternate and the Lynch Alternate would require the Utility to increase its funding to support environmental enhancement activities to $100 million over 10 years, as compared to $70 million proposed in the Settlement Agreement.  The Utility would be authorized to recover the $100 million in its retail rates without further review.  The Brown and Wood Alternates would require the Utility to increase its funding to support research and investment in clean energy technology to $30 million over five years, as compared to $15 million proposed in the Settlement Agreement.  The funds to support clean energy technology and investment would not be recoverable in retail rates.

The Brown Alternate.  In addition to the changes discussed above, the Brown Alternate recommends that:

The amortization period of the $2.21 billion regulatory asset called for under the Settlement Agreement be shortened from nine years to five years, with a requirement that the Utility update the forecast of cash on hand, including any reduction for PG&E Corporation’s bankruptcy-litigation costs discussed below, to adjust the terms of the Settlement Agreement and resulting rates to take into account the updated cash forecast.

The Utility’s reimbursement of PG&E Corporation’s costs of professional fees and expenses related to the Utility’s Chapter 11 proceeding estimated by the Brown Alternate to be approximately $217 million, be borne by PG&E Corporation and not be reimbursed by the Utility from ratepayers directly or indirectly.

The Utility not be permitted to recover from ratepayers $96 million in net costs the Utility incurred due to the premature termination of a gas hedging contract entered into by the Utility, and that the Utility be required to adjust its rates under the Settlement Agreement in order to provide ratepayers with the present value of the $96 million.

Headroom revenue for 2003 in excess of $775 million be credited to ratepayers, rather than headroom in excess of $875 million as provided for in the Settlement Agreement.

          The Wood Alternate.  In addition to the changes discussed above, the Wood Alternate recommends that:

The $2.21 billion regulatory asset called for under the Settlement Agreement be reduced to $1.2 billion and that the amortization period be shortened from nine years to four years.

PG&E Corporation and the Utility bear their own litigation expenses related to the Utility’s Chapter 11 proceeding (aggregating approximately $444 million), and that the Utility be prohibited from recovering in retail rates directly or indirectly any portion of amounts reimbursed to PG&E Corporation for any such expenses.

The provisions limiting the CPUC’s ability to change the Utility's authorized return on equity and authorized equity ratio until the Utility achieves investment grade credit ratings would be modified to authorize the CPUC to require PG&E Corporation to divest or deconsolidate the Utility if the CPUC obtains information that the Utility’s relationship with PG&E Corporation is in any manner preventing the Utility from receiving company credit ratings of at least “A-“ from Standard & Poor’s or “A3” from Moody’s Investors Service (Moody’s).

          The Lynch Alternate.   The Lynch Alternate proposes an alternative plan to allow the Utility to recover its energy crisis undercollected costs by applying all excess revenues collected through current retail electric rates and maintaining current rates until the Utility’s net undercollection as defined by the Lynch Alternate is reduced to zero.  The Lynch Alternate would find that the Utility’s net undercollected costs as of December 31, 2003 would be $1.95 billion compared to the Utility’s estimate of $3.67 billion in undercollected costs and claims, from, among other items, disallowing bankruptcy related costs of $444 million and $96 million of gas hedging contracts, a different definition of headroom than used in the Settlement Agreement for the period 2001 through 2003 resulting in a $763 million additional credit, and elimination of the return and taxes on retained generation.  In addition, the Lynch Alternate proposes that the Utility would forego the payment of dividends and contribute approximately $460 million of its earnings towards paying down the undercollection while the current rates remain in effect during 2004 and the first quarter of 2005.   The Lynch Alternate projects that current rates would generate approximately $1.16 billion in headroom in 2004, allowing the Utility to recover its entire undercollection as defined by the Lynch Alternate, reinstate its lapsed debts, and emerge from Chapter 11 during the first quarter of 2005.

B.  Credit Rating Agency Announcement

          On December 8, 2003, Moody's announced that it had placed the ratings of the Utility under review for possible upgrade.  Moody’s stated: “If the company's POR is adopted in its entirety as proposed and there does not appear to be significant risk of a successful challenge to key aspects of the plan, the potential exists for the ratings of the utility to be upgraded to investment grade.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
CHRISTOPHER P. JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
DINYAR MISTRY

Dinyar Mistry Vice President and Controller

Dated: December 9, 2003